Exhibit 10.20

CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT ("Agreement") is entered into as of this 24th day of January, 2000, by and between LabOne, Inc., a Missouri corporation (the "Company") and ROBERT D. THOMPSON, an individual (the "Consultant");

W I T N E S S E T H:

          WHEREAS, Consultant announced his resignation as Executive Vice President, Chief Operating Officer, Chief Financial Officer and a Director of the Company as of January 21, 2000; and

          WHEREAS, in order to provide continuity in the financial and business affairs of the Company (the "Business") during the period that the Company is seeking to recruit, secure and train a new Chief Operating Officer and Chief Financial Officer, the Company wishes to retain Consultant and Consultant and is willing to serve the Company in accordance with the terms and conditions of this Consulting Agreement;

          NOW, THEREFORE, the Company and Consultant hereby agree as follows:

          1.           Engagement of Consultant. The Company hereby engages Consultant to consult and assist the Company in the Business, and Consultant hereby accepts such engagement from the Company, upon the terms and conditions herein set forth. The Company shall have no control over the methods used by Consultant in performing services hereunder. Consultant shall be treated for all federal and state income and employment tax and other purposes as an independent contractor and not as an employee of the Company. To the extent that Consultant shall be treated as an employee of the Company, and as a consequence the Company incurs additional tax or other costs and liabilities, Consultant shall reimburse the Company for the amount of such additional taxes and other costs and liabilities.

          2.           Performance of Services. During the Term (as hereinafter defined) of this Agreement, Consultant shall assist the Company by providing such selected services in connection with the Business as may be reasonably requested by the President and Chief Executive Officer of the Company, including without limitation services and advice in connection with the Company's clinical operations, pending business opportunities and pending acquisitions. Consultant shall also provide such depositions and testimony as may be requested by the President and Chief Executive Officer in connection with any litigation in which the Company may be involved relating to the Business. Consultant shall perform such services faithfully, diligently and competently to the best of his ability, and shall devote a reasonable part of his business time and attention to the affairs of the Company and its affiliates, at times mutually agreed upon; provided, however, that the amount of services to be provided by Consultant shall be consistent with Consultant's activities as President and Chief Executive Officer of Epitope, Inc. and shall in no event exceed ten (10) hours per week .

          3.           Term. The term ("Term") of this Agreement shall commence on the date hereof and shall continue through April 23, 2000.

          4.           Compensation. In consideration for Consultant's performance of services under this Agreement, the Company shall pay Consultant compensation at the rate of $300 per hour. Consultant shall provide to the Company, not more frequently than bi-weekly, written accountings of his hours expended in performing services for the Company hereunder and the nature of such services. Payment for such services shall be made to Consultant by the Company promptly following the Company's receipt of such accountings.

          5.           Reimbursement of Expenses. The Company shall promptly reimburse Consultant for reasonable expenses incurred by him in connection with the performance of his consulting services under this Agreement, subject to the receipt by the Company of acceptable substantiation of such expenses.

          6.           Successors and Assigns. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be enforceable by and binding upon them and their respective successors and assigns, except that Consultant shall not delegate his duties under this Agreement.

          7.           Miscellaneous.

                      (a)           Entire Agreement. This Agreement constitutes the full and complete agreement between the parties with respect to the subject matter hereof and shall not be modified or amended except in a writing executed by each of them.

                       (b)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

                       (c)           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same Agreement, and each of which shall be deemed an original.

                       (d)           Waiver. The provisions of this Agreement may be waived only in a writing signed by the party against whom such waiver is sought to be enforced. The failure of either party, at any time or times, to require performance of any provision hereof shall in no manner affect such party's right to enforce the same provision at a later time. No waiver by either party of any condition, or the breach of any term, agreement or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or breach of any other term, agreement or covenant of this Agreement.

                      (e)           Attorney's Fees. In any action at law or in equity between the parties to enforce any of the provisions or rights under this Agreement, the unsuccessful party shall pay to the successful party all of his, its or their, as the case may be, costs, expenses and reasonable attorney's fees incurred therein.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

                                                                               "Company"

                                                                                LabOne, Inc.

                                                                 By:          /s/ W. Thomas Grant II
                                                                               W. Thomas Grant II,
                                                                               Chairman, President and
                                                                               Chief Executive Officer

                                                                               "Consultant"

                                                                               /s/ Robert D. Thompson
                                                                                Robert D. Thompson